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                                                     EXHIBIT 11.2
                      CONSECO, INC. AND SUBSIDIARIES
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             COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                (unaudited)

                                                              Three months              Six months
                                                             ended June 30,            ended June 30,
                                                           ----------------         -------------------
                                                           1995        1994         1995           1994
                                                           ----        ----         ----           ----
 Weighted average primary shares outstanding . .       21,322,690   26,486,890   21,576,386    27,395,627
 Incremental common equivalent shares:
 Related to options and employee stock plans based
   on market price at the end of the period. .             12,316            73        6,167           -
   Related to convertible preferred stock. . . .        4,446,765     4,509,509    4,446,765    4,509,509
                                                       ----------   -----------  -----------   ----------
 Weighted average fully diluted
  shares outstanding. . . . . .                        25,781,771    30,996,472   26,029,318   31,905,136
                                                       ==========   ===========  ===========   ==========
 Net income for fully diluted
   earnings per share:
   Net income as reported. . . .                      $99,870,000   $34,190,000 $124,292,000 $114,334,000
   Less preferred stock dividends . . . .              -                   -         -             -

 Net income for fully diluted
   earnings per share. . . . . .                      $99,870,000   $34,190,000 $124,292,000 $114,334,000
                                                      ===========   =========== ============ ===========
 Net income per fully diluted
  common share. . . . . . . . .                            $3.87         $1.10        $4.78        $3.58
                                                           =====         =====        =====        =====
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